Exhibit 4.28

DGYW517120240730236 82907

China Everbright Bank Electronic Bank Acceptance Bill Acceptance Agreement( 2 0 2 2 version )

Number: Guizhou Company Sanyincheng No. 2024005

China Everbright Bank Electronic Banker’s Acceptance Bill Acceptance Agreement

Acceptance applicant: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Registered Address : Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (Yilong Avenue)

Acceptor: China Everbright Bank Co., Ltd. Guiyang Branch

Registered address: West Three Towers of Guiyang International Financial Center, east of Changling North Road and north of Lincheng East Road, Guanshanhu District, Guiyang City, Guizhou Province

Table of Contents

Chapter 1	General Provisions	1
Chapter 2	Contents of Electronic Bank Acceptance Bills	1
Chapter 3	Fees and Rates	1
Chapter 4	Guarantee	2
Chapter 5	Statements and Warranties of Acceptance Applicants	2
Chapter 6	Commitments of Acceptance Applicants	3
Chapter 7	Breach of Contract and Remedies	4
Chapter 8	Others	5
Chapter 9	Applicable Law and Dispute Resolution	5
Chapter 10	Entry into Force, Change and Termination of the Agreement	6
Chapter 11	Supplementary Provisions	6
Chapter 12	Annexes	6

i

Chapter I General Provisions

The acceptance applicant applies to the acceptor for bank acceptance of electronic commercial bills due to real transaction relationship or creditor-debtor relationship. After review, the acceptor agrees to handle the bank acceptance business of electronic commercial bills for the acceptance applicant in accordance with the terms and conditions of this agreement. The acceptance applicant must have signed the “China Everbright Bank Electronic Commercial Bill Service Agreement” with the acceptor.

In order to clarify the rights and obligations of both parties, in accordance with the “People’s Bank Law of the People’s Republic of China”, “Bills Law of the People’s Republic of China”, “Electronic Signature Law of the People’s Republic of China”, “Civil Code of the People’s Republic of China”, “Bills Management Implementation Measures”, “Payment and Settlement Measures” and other relevant laws and regulations, the acceptor and the acceptance applicant have reached a consensus on an equal and voluntary basis and hereby conclude this agreement.

Explanation: Sunshine Puhui Cloud System refers to the cloud technology system that the acceptor uses “big data, cloud computing” and other financial technology means to provide online financial services and technology output services to customers in the inclusive financial ecosystem.

Chapter II Contents of Electronic Bank Acceptance Bills

Article 1 The applicant (i.e., the drawee) of the electronic bank acceptance bills under this Agreement is as follows:

Name: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Account Number: 51720188000595509

Article 2 The face information of the electronic bank acceptance bills under this Agreement shall be based on the information submitted by the applicant (i.e., the drawee) in the online banking or Sunshine Puhui Cloud System and stored in the electronic commercial bill system of the People’s Bank of China; the signature of the applicant (i.e., the drawee) is the reliable electronic signature of the drawee, and the reliable electronic signature must comply with the relevant provisions of the “Electronic Signature Law of the People’s Republic of China”.

The acceptor inquires and prints the bill details submitted by the applicant (i.e., the drawee) for acceptance in the internal system of the bank as part of the acceptance application agreement. During the validity period of this agreement, the detailed list has the same legal effect as this agreement. After the acceptor reviews and agrees, it will handle the acceptance for the applicant.

Article 3 The acceptance applicant (i.e. the drawee) confirms that it has entrusted the acceptor to unconditionally pay the above-mentioned electronic bank acceptance bill amount.

Chapter III Fees and Fee Rates

Article 4 The acceptance applicant shall pay the acceptance fee to the acceptor in accordance with Article 2 of this Agreement, 0.000 (in capital letters) of the face value of the electronic bank acceptance bill, totaling RMB (amount in capital letters) 5,300 yuan; at the same time, the electronic bank acceptance bill exposure risk management fee shall be paid to the acceptor in accordance with the exposure risk amount (specify the currency and amount in capital letters) of RMB 530 yuan borne by the acceptor, totaling RMB (amount in capital letters) 0.000. Article 5 The acceptance applicant shall ensure that there is sufficient funds in the issuer’s account to pay the acceptance fee when submitting the acceptance application for the electronic bank acceptance bill listed in Article 2 of this Agreement to the acceptor through online banking or the Sunshine Puhui Cloud System, and shall pay the electronic bank acceptance bill exposure risk management fee to the acceptor in full at one time; when the acceptor’s acceptance is reviewed and recorded, the fees shall be deducted from the acceptance applicant’s (i.e. the issuer’s) account one by one.

Chapter IV Guarantee

Article 6 The Acceptor shall deposit or remit a security deposit of 50% (in capital letters) of the face value of the electronic bank acceptance bill into a special account opened at [1] (1. Acceptor 2. Opening bank) (Account name: Sunrise (Guizhou) New Energy Materials Co., Ltd., Account number: 51720181000358688) on the day of acceptance by the Acceptor. The funds shall be deemed to be specified and transferred to the possession of the Acceptor and actually controlled by the Acceptor from the date of entry into the security deposit account, and the Acceptor shall pledge the funds to the Acceptor as security deposit. Before the Acceptor pays the Holder, the Acceptor shall not withdraw or use the security deposit. The scope of security deposit under this Agreement includes the principal of the funds deposited in the security deposit account and the interest generated during the period of the principal.

For the business under \, the acceptance applicant shall open a special account for repayment (account number 51720181000358688) at [1] (1. Acceptor 2. Opening bank) on the day of acceptance by the acceptor. Before the maturity date of the bank acceptance bill, all funds under the account shall be the security deposit under the bank acceptance bill. The funds shall be deemed to be specified and transferred to the possession of the acceptor and actually controlled by the acceptor from the date of entering the security deposit account. The acceptance applicant shall pledge the funds to the acceptor as security deposit. Before the acceptor pays the holder, the acceptance applicant shall not withdraw or use the security deposit. The scope of security deposit under this agreement includes the principal of the funds deposited in the security deposit account and the interest generated during the period of the principal.

The above-mentioned security deposit guarantees all debts incurred by the acceptance applicant when the acceptor handles the bank acceptance bill (including principal, interest, penalty interest, liquidated damages, compensation, costs of realizing creditor’s rights, other losses and payable expenses caused to the acceptor due to the default of the acceptance applicant). If the bank acceptance bill expires and the acceptance applicant fails to perform its obligations in accordance with the agreement before the expiration date of the bank acceptance bill, the acceptor can withdraw funds from the above-mentioned security deposit account without the consent of the acceptance applicant or notification to the acceptance applicant.

Article 7 The guarantee method of the electronic bank acceptance bill under this agreement is:

Hu Haiping and Liu Fangfei (guarantors) provide joint and several liability guarantee, and the guarantee contract number is your company’s three-comprehensive grant (guarantee) No. 2024005-01 and your company’s three-comprehensive grant (guarantee) No. 2024005-02.

Guizhou Sunrise Technology Co., Ltd. (mortgagor) provides mortgage guarantee for the right to use industrial land (mortgage), and the mortgage contract number is Sanzong Grant (mortgage) No. 2024005-01 of your company.

Sunrise (Guizhou) New Energy Materials Co., Ltd. (pledgor) provides pledge guarantee for accounts receivable (pledge/pledge rights), and the pledge contract number is Sanzong Grant (mortgage) No. 2024005-02 of your company.

Article 8 The acceptor and the guarantor shall sign a corresponding guarantee contract for specific guarantee matters.

Chapter V Statements and Guarantees of the Acceptance Applicant

Article 9 The Acceptance Applicant hereby makes the following statements and warranties to the Acceptor:

1. The Acceptance Applicant is a legal person or non-legal person organization established and validly existing in accordance with Chinese law, has independent civil capacity, and has full rights or authorization to assume civil liability and engage in business activities with all its assets.

2. The Acceptance Applicant has full rights or authorization to sign this Agreement and conduct transactions under this Agreement, and has taken or obtained all necessary legal person actions and other actions and consents to authorize the signing and performance of this Agreement. This Agreement is validly signed by the legal representative or authorized representative of the Acceptance Applicant and stamped with the official seal.

3. The Acceptance Applicant has obtained all government approvals, filings and third-party consents required for the signing of this Agreement, and the signing and performance of this Agreement by the Acceptance Applicant does not violate its constituent documents/approval documents (if any) and any other contracts or agreements to which it is a party.

4. The Acceptance Applicant has carefully read and fully understood the contents of this Agreement. The Acceptance Applicant signs and performs this Agreement voluntarily, and all its intentions under this Agreement are true.

5. The Acceptance Applicant applies for the electronic bank acceptance bill under this Agreement based on a real and legal transaction relationship, and the basic transaction contract listed in Article 2 of this Agreement is true and valid, and the Acceptance Applicant guarantees to issue the legal bill voucher such as value-added tax invoice consistent with the transaction contract to the Acceptor within 30 days after the bank acceptance bill is issued.

6. The Acceptance Applicant shall truthfully provide the Acceptor with the information required in the credit investigation and review process without any concealment or omission, and actively cooperate with the Acceptor’s investigation and review.

7. In order to ensure the legality, validity or enforceability of this Agreement, the Acceptance Applicant has completed or will complete all the required registration, filing and announcement procedures.

8. This contract is legal and valid, and constitutes a legally binding obligation for the Acceptance Applicant.

9. The applicant does not illegally increase the implicit debt of the local government.

10. No default event has occurred or exists.

11. The applicant has good credit and the repayment ability of the applicant should match the amount of the acceptance application.

The above statements and guarantees of the applicant shall remain correct during the validity period of this agreement.

Chapter VI Commitment of the Acceptor

Article 10 The Acceptor makes the following commitments to the Acceptor:

1. The Acceptor shall comply with all laws and regulations related to this Agreement and strictly perform and comply with the responsibilities and obligations under this Agreement.

2. The Acceptor shall promptly notify the Acceptor of any major matters concerning the Acceptor and any events that may affect the performance of the responsibilities and obligations under this Agreement. If the Acceptor believes that such events may affect the performance of the responsibilities and obligations under this Agreement, the Acceptor may require the Acceptor to provide further guarantees approved by the Acceptor.

3. The Acceptor shall immediately notify the Acceptor of any of the following events:

(1) the occurrence of any breach of contract;

(2) any litigation, arbitration or administrative proceedings involving the Acceptor.

4. The Acceptor shall deposit the full amount of the electronic bank acceptance bill under this Agreement into its account opened with the Acceptor/opening bank before the maturity of the electronic bank acceptance bill, and the Acceptor/opening bank shall pay the amount to the holder on the maturity date of the electronic bank acceptance bill.

5. Any disputes between the acceptance applicant and the holder under any circumstances shall not constitute a reason for the acceptance applicant to refuse to perform its responsibilities and obligations under this agreement.

6. If the acceptor advances any amount under the electronic bank acceptance bill, such advance amount will be converted into an overdue loan owed by the acceptance applicant to the acceptor from the date of advance payment. There is no need to sign other forms of contracts and agreements. The acceptance applicant shall be responsible for repaying the overdue loan and shall pay interest to the acceptor in accordance with the overdue penalty interest rate agreed in this agreement until the principal and interest of the overdue loan are fully repaid. If the acceptance applicant fails to pay such interest, the acceptor has the right to charge compound interest.

Chapter VII Breach of Contract and Remedies

Article 11 After this Agreement comes into effect, both the Acceptor and the Acceptor shall perform the obligations stipulated in this Agreement. If either party fails to perform or fails to fully perform the obligations stipulated in this Agreement, it shall bear the liability for breach of contract.

Article 12 Each of the following events and matters shall constitute a breach of contract by the Acceptor under this Agreement:

1. The statements, warranties or promises made by the Acceptor under this Agreement are confirmed to be untrue, inaccurate or incomplete, and will affect the rights and interests of the Acceptor, or the Acceptor violates any promise made by it under this Agreement;

2. The Acceptor suspends or stops business or enters bankruptcy, liquidation, closure or other similar procedures, or the Acceptor is filed for bankruptcy, liquidation or the competent authority decides to suspend or suspend business;

3. Major litigation, arbitration or administrative proceedings against the Acceptor occur;

4. The guarantee under Chapter 4 of this Agreement is invalid, revoked or the guarantor loses the guarantee ability or the value of the mortgage or pledge/pledged rights is reduced and loses the guarantee significance or any other events that the Acceptor believes will affect the performance of responsibilities and obligations under this Agreement occur.

Article 13 If the Acceptor has any breach of contract, which causes the Acceptor to have reasonable reasons to believe that the Acceptor has advanced the bill payment or that the Acceptor is unable to repay the bill payment after the advance payment, the Acceptor shall have the right to take one or more of the following relief measures:

1. Deduct an amount equal to the face value of the acceptance bill that has not yet matured from any account opened by the Acceptor in the Acceptor or China Everbright Bank system, in preparation for the payment of the acceptance bill when it matures;

2. Convert any amount advanced by the Acceptor into an overdue loan to the Acceptor, and charge the Acceptor interest at the overdue penalty interest rate of 50% (in capital letters) per day;

3. Exercise the security rights in accordance with the provisions of Chapter 4 of this Agreement.

Article 14 Once the Acceptor finds that the Acceptor is involved in illegal increase of local government hidden debts, it will suspend the provision of financing/acceptance. For the financing/acceptance contracts signed by the Acceptor, the Acceptor will suspend the Acceptor’s withdrawal/acceptance.

Chapter viii Others

Article 15 The parties to this Agreement shall keep confidential the debts, finances, production, and business information and situations of the other party that they have learned for the purpose of signing and performing this Agreement, except for those that need to be disclosed according to law.

Article 16 If at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any aspect, the legality, validity or enforceability of the other provisions of this Agreement shall not be affected or impaired in any way.

Article 17 The subheadings of this Agreement are added only for the convenience of reading and shall not be used for the interpretation of the Agreement or any other purpose.

Article 18 Notices and requests issued by the parties to this Agreement to each other in connection with this Agreement shall be made in writing and sent to the addresses or faxes of the parties listed in Article 21 of this Agreement. If either party changes its address or fax, it shall promptly notify the other party.

Documents exchanged between the parties shall be deemed to have been delivered upon delivery if delivered by a special person; if sent by registered mail, it shall be deemed to have been delivered 3 days after the registered mail is sent; if sent by fax, it shall be deemed to have been delivered upon issuance. However, the documents sent by the Acceptor to the Acceptor shall be deemed to have been served only after the Acceptor actually receives them.

Chapter IX Applicable Law and Dispute Resolution

Article 19 This Agreement and any matters involved in this Agreement shall be governed by Chinese law (for the avoidance of ambiguity, Chinese law under this Contract refers only to the laws of mainland China, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, hereinafter the same), and shall be interpreted in accordance with Chinese law.

Article 20 Any dispute between the Acceptor and the Acceptor in the performance of this Agreement shall first be resolved through negotiation between the two parties. If no agreement is reached through negotiation, the dispute shall be resolved through litigation in the People’s Court with jurisdiction over the place where the Acceptor is located.

Article 21 The Acceptor promises that once a dispute arises between the two parties due to this Agreement, they agree to choose the address listed in the following service method [1] as the judicial service address; if the following address changes, the Acceptor shall be notified in writing. If no written notification is given, the judicial service address shall be deemed to have not changed.

【1】 Written delivery address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

【2】 Electronic delivery address (optional):

Fax number: \

Email: \

WeChat ID: \

Chapter X Entry into force, change and termination of the agreement

Article 22 This agreement shall enter into force after being signed or stamped by the legal representatives (or authorized representatives) of both the acceptance applicant and the acceptor and affixed with the official seal.

Article 23 After the entry into force of this agreement, neither the acceptance applicant nor the acceptor shall change or terminate this agreement in advance without authorization. If the agreement needs to be changed or terminated, it shall be agreed upon by the acceptance applicant and the acceptor and a written agreement shall be reached. Before the written agreement is reached, the terms of this agreement shall not be affected.

Chapter XI Supplementary Provisions

Article 24 This agreement is in triplicate, one for the acceptance applicant, one for the acceptor, and one for the mortgage registration department, and they shall have equal legal effect.

Article 25 This Agreement is signed in Guiyang on July 3, 2024.

Article 26 If the acceptance applicant has any comments or suggestions on the acceptor’s products or services, he/she may provide feedback through the customer service/complaint hotline: 95595.

Chapter XII Annex

Article 27 “Detailed List of Electronic Bank Acceptance Bills” (According to the style on the next page, adjust the file downloaded from the online bank or Sunshine Puhui Cloud System and print it as an annex to this Agreement.)